Pricing Supplement No.  992      Dated  7/29/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 1 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $35,000,000.00
Issue Price:      19.92384000%
Proceeds to Company on original issuance:     $6,973,344.00
Commission or Discount on original issuance:     $.00
Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     |X|  As principal
       |X|  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price of % of Principal Amount or Face Amount.
Original Issue Date:     8/20/97
Stated Maturity:     8/20/17
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:    See Attached.
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):            .0000000%(See Attached)
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates:  Y
   Redemption Prices:
   Redemption: | | In whole only and not in part |X| May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   |X|  Yes   | |  No
        Total Amount of OID:    $28,026,656.00
        Bond Yield to Call    :
        Bond Yield to Maturity: 8.231
        Yield to Maturity     : 8.231
Cusip: 79549QEB6

Pricing Supplement No. D992

Pricing Supplement dated July 29, 1997
(to Prospectus dated April 5, 1996)

                     DESCRIPTION OF THE NOTES

General

      The description in this Pricing Supplement of the particular terms of the Registered Zero Coupon Callable Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are subject to redemption at the option of the Company on the 20th of February and August of each year during the term of the Notes, commencing August 20, 1999. As more fully set forth below under "Redemption", the amount in respect of principal on a Note that a Holder will receive in the event of any such optional redemption by the Company will be less than the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN 118% OF THE INITIAL PURCHASE PRICE OF A
NOTE IN RESPECT OF PRINCIPAL ON SUCH NOTE.

Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Redemption

      The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at the Redemption Price set forth in the table below (such redemption an "Optional
Redemption"), on the 20th of February and August of each year during the term of the Notes, commencing August 20, 1999 (each such date an "Optional Redemption Date").

                         Redemption Price
Optional                 (expressed as a percentage of the
Redemption               Principal Amount set forth on the
Date                     face of this Pricing Supplement)
----------               ---------------------------------
August 20, 1999           23.6460715%
February 20, 2000         24.6658083%
August 20, 2000           25.7295213%
February 20,2001          26.8230260%
August 20, 2001           27.9630046%
February 20, 2002         29.0990017%
August 20, 2002           30.2811486%
February 20, 2003         31.5113203%
August 20, 2003           32.7914676%
February 20, 2004         34.1236210%
August 20, 2004           35.5098931%
February 20, 2005         36.9524825%
August 20, 2005           38.4536771%
February 20, 2006         40.0158578%
August 20, 2006           41.6415020%
February 20, 2007         43.3331880%
August 20, 2007           45.0935988%
February 20, 2008         46.9255262%
August 20, 2008           48.8318757%
February 20, 2009         50.8156707%
August 20, 2009           52.8800573%
February 20, 2010         55.0283096%
August 20, 2010           57.2638347%
February 20, 2011         59.5901780%
August 20, 2011           62.0110290%
February 20, 2012         64.5302270%
August 20, 2012           67.1517675%
February 20, 2013         69.8798080%
August 20, 2013           72.7186752%
February 20, 2014         75.6728714%
August 20, 2014           78.7470818%
February 20, 2015         81.9461820%
August 20, 2015           85.2752457%
February 20, 2016         88.7395525%
August 20, 2016           92.3445968%
February 20, 2017         96.0960961%

      If any Optional Redemption Date would otherwise be a day that is not a Business Day, the Optional Redemption Date shall be the next succeeding Business Day.

      The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.

Plan of Distribution

      The Company intends to sell the Notes at a price equal to Issue Price set forth on the face of this Pricing Supplement to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying prices related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.

      The Underwriter will enter into a swap agreement with an affiliate in connection with its sale of the Notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.